Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com

Dividend Increases Nine Percent at Six Flags

Annualized Cash Dividend Increases from $2.56 to $2.80 per Share

GRAND PRAIRIE, Texas - November 8, 2017 - Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that its board of directors declared a fourth quarter cash dividend of $0.70 per share of common stock payable December 11, 2017 to shareholders of record as of November 30, 2017. The new dividend represents a nine percent increase on an annualized basis.
“Our high-recurring revenue, industry-high margins and numerous growth opportunities allow us to return significant value to shareholders through a balanced approach of dividends and share repurchases” said Marshall Barber, Chief Financial Officer. “We are committed to growing our attractive dividend by high-single digit increases for years to come.”
This represents the seventh consecutive year the company has raised its dividend since it was initiated in 2010.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 20 parks across the United States, Mexico and Canada. For 56 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.